Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sunnyside Bancorp, Inc. and Subsidiary

56 Main Street

Irvington, New York 10533

I consent to the incorporation by reference in the registration statement (No. 333-217460) on Form S-8, of Sunnyside Bancorp, Inc., of our reports dated March 30, 2021, with respect to the consolidated statements of financial condition of Sunnyside Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2020 annual report on Form 10-K of the Company.

Alfred Fontanella
Fontanella Associates LLC
March 30, 2021

142 Totowa Road, Suite 105 ▪ Totowa Boro, NJ 07512 ▪ 973.595.5300 phone ▪ 973.595.5890 fax